FOR IMMEDIATE RELEASE

TORRENT ANNOUNCES CHANGES AND ADDITIONS TO MANAGEMENT TEAM

Seattle, Washington – August 21, 2006 – Torrent Energy Corporation (the “Company”) (OTCBB: TREN) and its wholly owned subsidiaries, Methane Energy Corp. (“Methane”) and Cascadia Energy Corp. (“Cascadia”) are pleased to announce the following changes and additions to their management team:

Tom Deacon, Vice-President Land for Torrent Energy Corp. and President of Cascadia has resigned his positions effective August 17, 2006, to pursue an active retirement of hunting and fishing. However Mr. Deacon will continue to serve as a consultant to the Company on an ongoing consulting basis for the foreseeable future and will work on various projects as directed by the Company President and Board of Directors.

Roger N. Canady, Manager of Lands for Methane has been appointed Vice-President Land for both Methane Energy Corp. and Cascadia Energy Corp. Mr. Canady’s mandate is to direct the overall land activities for both Methane and Cascadia including the technical and support staff and consultants in these companies. Mr. Canady joined Methane in October 2005 and has over 35 years of diverse industry land experience in many producing areas of the U.S. and offshore areas of California and the Gulf Coast. He has held senior managerial positions with Oryx Energy, Sun Exploration and Production, Union Oil and Nuevo Energy. Mr. Canady earned his Associate of Arts Degree from Bakersfield JC and attended University of Los Angeles UCLA. His main directives are to continue to build Methane’s and Cascadia’s land holdings and to secure clear title to mineral rights targeted for both companies 2006/2007 drilling programs.

Torrent President and Chief Executive Officer, John Carlson, states “We wish Tom all the best for his retirement after a long and successful career in the oil and gas industry and we are pleased to have Tom continue an active relationship with our Company in the future. We will continue to need and utilize his expertise as we move our projects forward in both Oregon and Washington. Roger is an excellent candidate to fill key management roles in Methane Energy Corp. and Cascadia Energy Corp. based upon his previous experience, both within the oil and gas industry and within the Methane organization”.

About Torrent Energy Corporation

Torrent Energy Corporation is a growing exploration company focusing on developing non-conventional natural gas reserves in the Northwestern United States. The Company’s primary objective is to create value for stakeholders by applying strong technical expertise to projects. The current focus of the Company’s Oregon subsidiary, Methane Energy Corp., is on the exploration of the Coos Bay Basin project in southwestern Oregon where the Company currently has a land portfolio that includes over 116,000 acres of prospective land. The Company’s Washington subsidiary, Cascadia Energy, is focused on two projects in southwestern Washington State where it holds substantial lease and lease option commitments. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

John D. Carlson, President & CEO

For more information contact:
Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

D/WLM/866700.1

Safe Harbor Statement This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that for the Beaver Hill #3 and #5 wells, an increase in the rate of casing pressure build-up suggests the perforation operation successfully accessed larger coal pay intervals, that on June 15, 2006, the Roll’n #35 service rig should commence the installation of the pumping equipment on these three Beaver wells with pumping and production operations commencing in subsequent weeks, that continuously digital pressure recording equipment should be installed on both the Radio Hill and Beaver Hill producing wells to provide verifiable pressure data to support ongoing flow prover calculations, that we hope to publicly release production rates from Radio Hill #1 in late July, that in the coming weeks we will add three more wells to full-time production testing, that based upon the initial testing at Beaver Hill we are anticipating similar or better rates than we currently see at Radio Hill, that this summer’s drilling program will test both the Upper and Lower Coaledo coals in locations that will be at shallower drilling depths and in closer proximity to the Coos County pipeline system, and that we may establish gas sales and generate production revenues this fiscal year. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company’s ability to raise financing for operations, inability to maintain qualified employees or consultants, potential delays or obstacles in drilling, spudding and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. For more risk factors about our Company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.